Exhibit 99.1

LIME ENERGY CO.

2013 EMPLOYEE STOCK PURCHASE PLAN

The following constitutes the provisions of the 2013 Employee Stock Purchase Plan of Lime Energy Co., as established effective December 3, 2013.

1.                                      PURPOSE.

The purpose of the Plan is to provide employees of the Company and its Affiliates with an opportunity to purchase Common Stock of the Company. It is the intention of the Company that the Options granted under the Plan be considered options issued under an “Employee Stock Purchase Plan” as that term is defined under Section 423(b) of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2.                                      DEFINITIONS.

(a)                                 “AFFILIATE” as used in the Plan means any parent corporation or subsidiary corporation of the Company (or of any successor corporation), as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b)                                 “CODE” shall mean the Internal Revenue Code of 1986, as amended.

(c)                                  “COMMITTEE” shall mean the Compensation Committee of the Board of Directors of the Company or, if the Board of Directors of the Company so determines, either the Board of Directors of the Company or any other committee of the Board of Directors named by the Board of Directors to administer the Plan.

(d)                                 “COMMON STOCK” shall mean the Common Stock, $0.0001 par value, of the Company.

(e)                                  “COMPANY” shall mean Lime Energy Co., a Delaware corporation.

(f)                                   “COMPENSATION” shall mean all compensation that is taxable income for federal income tax purposes, including, payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions and other compensation.

(g)                                  “CONTINUOUS STATUS AS AN EMPLOYEE” shall mean the absence of any interruption or termination of service as an employee of the Company or any Affiliate. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or any Affiliate, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(h)                                 “CONTRIBUTIONS” shall mean all amounts credited to the account of a participant pursuant to the Plan.

(i)                                     “ENROLLMENT FORM” shall mean the enrollment form described in paragraph 5(a).

(j)                                    “EXERCISE DATE” shall mean the last day of each Offering Period of the Plan.

(k)                                 “FIRST OFFERING DATE” shall mean the first business day of the initial Offering Period under the Plan.

(l)                                     “DATE” shall mean the first business day of an Offering Period under the Plan.

(m)                             “OFFERING PERIOD” shall mean any of the six-month periods commencing on January 1, 2014 and July 1, 2014 (or such other periods as may be determined by the Board which shall comply with Section 423(b)(7) of the Code); provided that the initial offering period shall commence on January 1, 2014.

(n)                                 “OPTION” shall mean an option granted under paragraph 6 of the Plan.

(o)                                 “PLAN” shall mean this Lime Energy Co. 2013 Employee Stock Purchase Plan, as in effect from time to time.

3.                                      ELIGIBILITY.

(a)                                 Options may be granted only to employees of the Company or any Affiliate. An employee of the Company or any Affiliate shall be eligible to participate in the Plan upon commencement of employment with the Company; provided, that no employee of the Company or any Affiliate shall be eligible to be granted an Option under the Plan, unless, on the Offering Date of such Offering Period, such employee’s customary employment with the Company or such Affiliate is at least twenty (20) hours per week and at least five (5) months per calendar year.

(b)                                 No employee shall be eligible for the grant of an Option under the Plan if, immediately after any such grant, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 3(b), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

(c)                                  An eligible employee may be granted an Option under the Plan only to the extent that such Option, together with any other options granted under “employee stock purchase plans” of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such Options are granted) for each calendar year in which such Options are outstanding at any time. Any Option granted under the Plan shall be deemed to be modified, in reverse chronological order (newest first), to the extent necessary to satisfy this paragraph 3(c).

(d)                                 Officers of the Company shall be eligible to participate in the Plan; provided, however, that the Committee may provide in advance that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate for any one or more Offering Period(s).

4.                                      OFFERING PERIODS.

The Plan shall be implemented in a series of two Offering Periods, with a new Offering Period commencing on January 1, 2014 and July 1, 2014 (or such other periods as may be determined by the Committee which shall comply with Section 423(b)(7) of the Code); provided that the initial Offering Period shall commence on January 1, 2014.  The Committee shall have the power to change the commencement date and duration of any Offering Period with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period affected thereby.  The Plan shall continue until terminated in accordance with paragraph 17 or paragraph 21 hereof. In addition, employees shall not be entitled to enroll in the Plan or exercise any Options granted under the Plan during any period in which, and to the extent that, the Company has restricted the purchase or sale of its securities by its employees.

5.                                      PARTICIPATION; CONTRIBUTIONS.

(a)                                 An eligible employee may become a participant in the Plan by completing an enrollment form (“Enrollment Form”) provided by the Company (which may be a form maintained by the Company on an internet website) and submitting it to the Company in any manner designated by the Committee at least five (5) business days prior to the applicable Offering Date, unless a later time for submitting the Enrollment Form is set by the Committee for all eligible employees with respect to a given Offering Period.  The Enrollment Form shall set forth the percentage or dollar amount of the participant’s Compensation (but not more than 15%) to be paid as Contributions pursuant to the Plan.  Once an employee becomes a participant for an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of that current Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in that current Offering Period as set forth in paragraph 8 below.  Such participant is not required to submit any additional Enrollment Forms in order to continue participation in this Plan unless the participant wishes to change his or her Contribution level for that next Offering Period.

(b)                                 Payroll deductions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid on or prior to the Exercise Date of the Offering Period to which the Enrollment Form is applicable, unless sooner terminated by the participant as provided in paragraph 8.  All payroll deductions made by a participant shall be credited to such participant in an account under the Plan.  A participant may not make additional, non-payroll-deduction payments into such account.

(c)                                  A participant may discontinue his or her participation in the Plan as provided in paragraph 8, or may increase or decrease the rate of his or her payroll deduction Contributions during the Offering Period, by completing and filing with the Committee a new Enrollment Form authorizing such change or discontinuance of payroll deductions.  The Committee may, in its discretion, limit the number of participant rate changes permitted during any Officering Period.  The change in rate shall be effective with the first full payroll period following five (5) business days after the Committee’s receipt of the new Enrollment Form.

(d)                                 Notwithstanding the foregoing, a participant’s payroll deductions may be temporarily suspended by the participant (by filing a new election to decrease his or her Contribution rate to 0%) at any time during any Offering Period, and a participant’s payroll deduction

Contributions shall be suspended at such time (during any Offering Period which is scheduled to end during the current calendar year) as the aggregate of all payroll deductions accumulated for the participant with respect to such Offering Period and any other Offering Period ending within the same calendar year equals $25,000.  Suspended payroll deductions shall recommence (at the last rate provided in such participant’s Enrollment Form effective before the suspension) as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant’s withdrawal as provided in paragraph 8.

6.                                      GRANT OF OPTION.

(a)                                 On the Offering Date of each Offering Period, each eligible employee participating in such Offering Period shall be granted an Option to purchase on the Exercise Date of such Offering Period a number of shares of Common Stock determined by dividing such employee’s Contributions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by 85% of the lesser of (i) the fair market value of a share of the Common Stock on such Offering Date or (ii) the fair market value of a share of the Common Stock on the Exercise Date; provided however, that such purchase shall be subject to the limitations set forth in paragraphs 3(b), 3(c), 3(d) and 10 hereof. The fair market value of a share of the Common Stock shall be determined as provided in paragraph 6(b) below.  An Option will expire upon the earliest to occur of (i) the termination of a participant’s Continuous Status as an Employee as provided in paragraph 8 below or such Offering Period; or (ii) the beginning of a subsequent Offering Period in which such participant is participating; or (iii) the termination of the Offering Period.

(b)                                 The fair market value of the Common Stock on a given date shall, unless otherwise required by any applicable provision of the Code or the regulations issued thereunder, be determined by the Committee in its discretion; provided that (i) if the Common Stock is listed on a national securities exchange in the United States (such as the Nasdaq Capital Market), the fair market value per share shall be the closing sales price on such date as reported on the principal national securities exchange in the United States on which the Common Stock is traded; or (ii) if not listed on an exchange but publicly traded, the average of the closing bid and asked prices on the date of determination as in The Wall Street Journal; or (iii) if none of the foregoing is applicable, the fair market value per share shall be determined in good faith by the Committee in its discretion.

7.                                      EXERCISE OF OPTION.

(a)                                 Unless a participant withdraws from the Plan as provided in paragraph 8, such participant’s Option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date of the Offering Period and the maximum number of full shares of Common Stock subject to the Option will be purchased for such participant at the applicable purchase price with the accumulated Contributions in such participant’s account. If a fractional number of shares of Common Stock results, then such number shall be rounded down to the next whole number and the excess Contributions shall be carried forward to the next Exercise Date, unless such participant withdraws the Contributions pursuant to paragraph 8(a) or is no longer eligible to participate in the Plan, in which case such amount shall be distributed to the participant without interest.  During a participant’s lifetime, a participant’s Option to purchase shares hereunder is exercisable only by such participant.

(b)                                 Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares of Common Stock pursuant thereto shall comply with all applicable conditions of the Plan and all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares of Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law or, in the discretion of the Committee, such a representation is desired.

8.                                      WITHDRAWAL; TERMINATION OF EMPLOYMENT.

(a)                                 A participant may withdraw all (and not less than all) the Contributions then credited to his or her account under the Plan at any time at least 15 days prior to the Exercise Date of an Offering Period by written notice delivered to the Company either in physical or electronic form. All of the participant’s Contributions credited to such participant’s account will be paid to such participant promptly after receipt of such participant’s notice of withdrawal and such participant’s Option for the current Offering Period will be automatically terminated, and no further Contributions for the purchase of shares of Common Stock will be made by or on behalf of the participant for that Offering Period.

(b)                                 Upon termination of a participant’s Continuous Status as an Employee prior to the Exercise Date of an Offering Period for any reason, including retirement or death, the Contributions credited to such participant’s account for such Offering Period will be returned to the participant or, in the case of his or her death, to the person or persons entitled thereto under paragraph 12, and his or her Option will be automatically terminated.

(c)                                  In the event an employee fails to remain in Continuous Status as an Employee of the Company for at least 20 hours per week during the Offering Period in which the employee is a participant, such participant will be deemed to have elected to withdraw from the Plan and the Contributions credited to such participant’s account will be returned to such participant and the Option terminated.

(d)                                 A participant’s withdrawal from an Offering Period will not by itself have any effect upon his or her eligibility to participate in any succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company, but, unlike in the case of a suspension of Contributions, a participant’s withdrawal will not trigger automatic recommencement rights under paragraph 5(d) above for participation in the next Offering Period.

9.                                     INTEREST.

No interest shall accrue in favor of the participant any the Contributions made by or on behalf of such participant under the Plan.

10.                               STOCK.

The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 42,858 shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 16. Shares sold under the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases, but all shares sold under the Plan regardless of source shall be counted against the 42,858 share limitation.  Notwithstanding the foregoing, subject to adjustment as set forth in paragraph 16, the maximum number of shares that may be purchased by any employee of the Company in a given Offering Period shall be fourteen hundred thirty (1,430) shares of Common Stock.  If the total number of shares of Common Stock which would otherwise be subject to Options granted pursuant to paragraph 6(a) hereof on the Offering Date of an Offering Period exceeds the number of shares of Common Stock then available under the Plan (after deduction of all shares of Common Stock for which Options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares of Common Stock remaining available for Option grants in as uniform a manner as shall be reasonably practicable and as it shall determine to be equitable. Any amounts remaining in an employee’s account not applied to the purchase of Common Stock pursuant to this paragraph 10 shall be refunded on or promptly after the Exercise Date. In such event, the Company shall give written notice of such reduction of the number of shares of Common Stock subject to the Option to each employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.

11.                               ADMINISTRATION.

The Committee shall supervise and administer the Plan and shall have full power to adopt, Committee amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

12.                               DESIGNATION OF BENEFICIARY.

(a)                                 A participant may file a written designation of a beneficiary (or beneficiaries, with respective shares designated unless equal per capita allocation among them is intended) who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of the Offering Period but prior to delivery of such participant’s shares of Common Stock and cash. In addition, a participant may file a written designation of a beneficiary (or beneficiaries) who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Exercise Date of the Offering Period.  If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)                                 Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Committee shall direct delivery of such shares of Common Stock and/or cash to the executor or administrator of the estate of the participant or, if no such executor or administrator has been appointed (to the knowledge of the Committee), the Committee, in its discretion, may direct delivery of such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant or, if no spouse, dependent or relative is known to the Committee, then to such other person as the Committee may designate.

13.                               TRANSFERABILITY.

Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an Option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way other than by will, the laws of descent and distribution or as provided in paragraph 12 hereof by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Committee may treat such act as an election to withdraw Contributions in accordance with paragraph 8.

14.                               USE OF FUNDS.

All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

15.                               REPORTS.

Individual accounts will be maintained for each participant in the Plan.  Periodic statements of account will be given to participants, (typically as of the close of the Offering Period), including the per share purchase price, the number of shares purchased and the remaining account balance, if any.

16.                               ADJUSTMENTS UPON CHANGES IN STOCK.

(a)                                 Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the maximum number of shares available for purchase each Offering Period, as well as the price per share and the number of shares of Common Stock covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”.  Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

(b)                                 Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee.  The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation.  The Committee shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s Option has been changed to the New Exercise Date and that the participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in paragraph 8 hereof.

(c)                                  Merger or Asset Sale.  In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or an Affiliate of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the option, any Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date’) and any Offering Period then in progress shall end on the New Exercise Date.  The New Exercise Date shall be before the date of the Company’s proposed sale or merger.  The Committee shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s Option has been changed to the New Exercise Date and that the participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in paragraph 8 hereof.

17.                               AMENDMENT OR TERMINATION.

The Committee may at any time terminate or amend the Plan. Except as provided in paragraph 16, no such termination may affect Options previously granted, nor may any amendment make any change in any Option therefore granted which adversely affects the rights of any participant.  In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Committee shall be entitled to change the Offering Periods, change the Exercise Price with respect to future Offering Periods, change the maximum level of payroll deductions that may be elected under the Plan, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholdings in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

18.                               NOTICES.

All notices or other communications by a participant to the Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt thereof.

19.                               RIGHT TO TERMINATE EMPLOYMENT.

Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Company or any Affiliate, or affect any right which the Company or any Affiliate may have to terminate the employment of such participant.

20.                               RIGHTS AS A STOCKHOLDER.

Neither the granting of an Option nor a deduction from payroll shall constitute a participant the owner of shares covered by an Option. No participant shall have any right as a stockholder of Common Stock acquired with respect to an Offering Period unless and until the Option has been exercised, and the shares of Common Stock underlying the Option have been registered to the participant in the Company’s share register.

21.                               TERM OF PLAN.

After this Plan is adopted by the Board, this Plan will become effective on the date that is the First Offering Date. This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares pursuant to this Plan shall occur prior to such stockholder approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Committee pursuant to paragraph 17, (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan or (c) the first anniversary of the effective date of the Plan.

22.                               APPLICABLE LAW.

This Plan shall be governed in accordance with the laws of Delaware.